Exhibit 3.3

AMENDMENT TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

STEEL PARTNERS HOLDINGS L.P.

__________________________________

THE UNDERSIGNED, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware,

DOES HERBY CERTIFY AS FOLLOWS:

FIRST:                      The name of the Limited Partnership is:  Steel Partners Holdings L.P.

SECOND:	Article “THIRD” of the Certificate of Limited Partnership shall be amended in its entirety as follows:

“THIRD:	The name and mailing address of each general partner is as follows:

Name	Address

Steel Partners Holdings GP LLC	590 Madison Avenue 32nd Floor New York, NY 10022”

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 20th  day of January, 2010.

STEEL PARTNERS HOLDINGS GP LLC Its General Partner

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	Chief Operating Officer